IGIA ANNOUNCES THIRD QUARTER FINANCIAL RESULTS; QUARTERLY REVENUE UP 419%

NEW YORK, New York, January 30, 2006 -- Business Wire -- IGIA, INC., (OTC:
IGAI.OB), a designer, developer, and worldwide direct marketer and distributor of innovative personal and home care items, announced today its financial results for the fiscal third quarter and nine months ended November 30, 2005. IGIA reported revenues of $7,921,688 for the fiscal third quarter ended November 30, 2005, a 418.9% increase compared to $1,526,539 in revenues for the three months ended November 30, 2004. IGIA reported revenues of $20,658,723 for the nine months ended November 30, 2005, a 104.6% increase compared to $10,098,522 for the nine months ended November 30, 2004. Gross profits for the three and nine month periods ended November 30, 2005 were 5,820,669 and $14,837,347, respectively, as compared to losses in the comparable 2004 periods.

For the third quarter and nine months ended November 30, 2005, IGIA's net losses were $2,139,207 or $0.12 per share and $5,185,242 or $0.29 per share, respectively. Contributing to IGIA's losses in the current fiscal year was the expense of reorganizing the operations of its subsidiary, Tactica International, Inc., which had its plan of reorganization confirmed on January 12, 2006 by the United States Bankruptcy Court for the Southern District of New York. Professional fees associated with the reorganization were $469,762 and $1,477,896 respectively for the three and nine month periods ended November 30, 2005. For the third quarter and nine months ended November 30, 2004, the Company's net losses were $6,711,550 or $0.37 per share and $12,559,629 or $0.70 per share, respectively.

The increases in revenue and gross profits reflect the Company's focus on selling its products directly to consumers through responses to its television infomercials. The Company significantly increased its purchases of television advertising to generate the results for the fiscal third quarter and nine month period ended November 30, 2005. Media advertising expense for those periods was $2,962,797 and $7,398,226, respectively.

Avi Sivan, CEO of IGIA, Inc., stated, "We are pleased to be focusing on direct response sales, the foundation of our business. Consumer acceptance of our innovative products is encouraging. With direct response sales driving revenues and a new operating structure coming into place, we view our future with renewed optimism. Management, the employees and our advisors are committed to the challenges ahead."

About IGIA


IGIA, Inc. is a designer, developer, and worldwide direct marketer and distributor of innovative personal and home care items. Its globally recognized portfolio of brands includes IGIA(R), Wind Storm(TM) and the registered proprietary As Seen On TV(TM) logo. The IGIA name ranks amongst the most recognizable personal care brands as cited by an industry publication. In addition, Tactica markets and sells these products through TV infomercials, mass-market retailers as well as specialty retailers, catalogs and through http://www.igia.com

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This press release contains forward-looking statements. The words or phrases
"may," "intends," "expects," "estimate," "indicate," "plans," "anticipates," "could," "if," "will," "should" or similar expressions are intended to identify "forward-looking statements." Actual results could differ materially from those projected in the forward-looking statements as a result of a number of risks and uncertainties. These risks and uncertainties include: (a) whether Tactica will emerge from bankruptcy as a viable entity following its filing of voluntary petition for protection under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the Southern District of New York (docket 04-16805) on October 21, 2004; (b) whether IGIA and/or Tactica will obtain additional financing to adequately operate its business and execute acquisitions; (c) other factors set forth in IGIA's periodic reports and registration statements filed with the Securities and Exchange Commission, which may be reviewed by accessing the SEC's EDGAR system at www.sec.gov. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. IGIA cautions readers not to place undue reliance on such statements. Unless otherwise required by applicable law, IGIA does not undertake, and IGIA specifically disclaims any obligation to update any forward-looking statements to reflect occurrences, developments, unanticipated events or circumstances after the date of such statement.

Contact info:     Paul Greenfield
                  General Counsel
                  (212) 575-0500 x134